Exhibit (10)(v)

                         Memorandum of Understanding



To:       Synergetics, Inc. and Hal Hansen

From:     fonix Corporation

Date:     March 13, 1997

Subject:  Capitalization of Royalty Fee

==============================================================================

     The purpose of this Memorandum of Understanding ("Memorandum") is to set forth the material elements of an agreement between fonix Corporation ("fonix") and Synergetics, Inc. ("Synergetics") whereby (a) the Royalty (as defined below) will be canceled; (b) the VoiceBox Project Shares (as defined below) will be surrendered and canceled; (c) fonix will issue Warrants (as defined below) to purchase shares of fonix Common Stock to Synergetics and other holders of Project Shares; (d) selected employees and engineers of Synergetics (the "Synergetics Engineering Teem") will become employees of fonix; and (e) Hal Hansen ("Hansen") and/or synergetics will become consultants to fonix.

     The parties recognize that the proposed transactions described below will require further documentation, including the preparation and approval of definitive agreements (the "Definitive Agreement") which will set forth all of the terms and conditions of the transactions and the filing by fonix of a Registration Statement with the Securities and Exchange Commission (the "Commission"). Nevertheless, the parties desire to execute this memorandum to evidence their intention to proceed in mutual good faith to complete the work required to negotiate the Definitive Agreement on terms that are consistent with this Memorandum.

                                  BACKGROUND

     In October 1993, the predecessor of fonix, Phonic Technologies, Inc. ("PTI"), entered into a Product Development and Assignment Agreement (the "Agreement") with Synergetics whereby Synergetics assigned to PTI all of the then-existing and to-be-developed technologies and related property for the "VoiceBox" project (the "Technology"). In consideration for that assignment, PTI agreed to pay Synergetics a royalty (the "Royalty") of 10% of gross revenues from the marketing and/or sale of the Technology and products incorporating the Technology. Pursuant to the terms of the Agreement, Synergetics continued to develop the Technology to the specifications provided by fonix and fonix provided the financial resources necessary to continue the development of the Technology. All Technology is owned by fonix.

     With the Agreement with fonix in hand, Synergetics engaged the Synergetics Engineering Team to assist in the development of the Technology. In addition to salary, Synergetics offered some of the Synergetics Engineering Team members an interest in the Synergetics revenues to be generated in the future from the Royalty. Synergetics called this interest in future revenues "Project Shares". Synergetics determined to issue no more than 6000 project shares.

     Synergetics has made loans or given advances ("Advances") to some members of the Synergetics Engineering Team. Those loans and/or advances were made on a non-recourse basis, payment of which has been secured by future disbursements from Project Shares.

     fonix and Synergetics amended and restated the Agreement in March 1995 to expand the scope of the Technology under development and to make other technical changes (the "Restated Agreement").


                                UNDERSTANDING

     The material elements of the proposed transaction between the parties are as follows:

I. A new, wholly-owned subsidiary of fonix will acquire the rights of Synergetics to the Royalty and the current and future obligations of Synergetics under the Project Shares, as follows:

     A. fonix will create a new, wholly-owned subsidiary (for purposes of this memorandum, "fonix Acquisition").

     B. fonix Acquisition and Synergetics will enter into an Assignment Agreement [or a Second Amended and Restated Product Development and Assignment Agreement] pursuant to which: (i) fonix Acquisition will assume and undertake all of Synergetics' obligations under the Project Shares; (ii) in consideration thereof, Synergetics will assign its rights to the Royalty to fonix Acquisition; (iii) Synergetics will assign all Advances to fonix Acquisition; (iv) Synergetics will be released from any further obligation with respect to the development and/or completion of the Technology other than the continuing non-competition, confidentiality and assignment of intellectual property covenants and right of first refusal existing in the Restated Agreement, as amended; and (v) Synergetics will ratify its prior assignment and conveyance and continuing obligation to assign and convey to fonix all Existing Technology, New Technology, Existing Intellectual Property and New Intellectual Property (all as defined in the Restated Agreement).

II. Issuance of Warrants to holders of Project Shares in exchange for surrender and cancellation of Project Shares, as follows:

     A. fonix will prepare an offering (the "Offering") to each of the holders of Project Shares of warrants (the "Warrants") to purchase up to 4,800,000 shares of fonix Common Stock. Each Warrant shall have an exercise price of $10.00 and be subject to other conditions, including Technology development progress and the first to occur of (i) a minimum daily closing bid price for fonix shares of $37.50 for a period of at least 15 consecutive trading days or (ii) 30 months after the date the Warrants are issued provided, however, that the Warrants shall become immediately exercisable in the event of a takeover or a merger of fonix. All matters relating to Technology development progress shall be the subject of a confidentiality agreement. Each holder of a Project Share will be offered Warrants to purchase 800 shares of fonix Common Stock in exchange for one (1) Project Share; provided that the number of Warrants offered to holders of Project Shares shall be reduced by one (1) Warrant for each $37.50 in Advances.

     B. The issuance of the Warrants to holders of Project Shares will be subject to a registration statement filed with and declared effective by the Commission pursuant to the least demanding form of registration available to fonix.

III. Upon issuance of the Warrants, fonix and fonix Acquisition will cancel the Royalty and all obligations of fonix thereunder. Concurrently, fonix and fonix Acquisition will (A) cancel the Project Shares received from all holders to whom Warrants were issued and (B) indemnify and hold Synergetics and Hansen harmless from any claims or demands by holders of Project Shares who did not exchange Project Shares for Warrants.

IV. Each member of the Synergetics Engineering Team selected by fonix will become a full time employee of fonix on terms and conditions equivalent to those presently existing with Synergetics, but also including a right to participate in the fonix Employee Stock Option Plan.

V. Hansen will be retained by fonix as a consultant on terms consistent with the Agreement.

VI. The shares of fonix Common Stock underlying the Warrants will be the subject of a registration statement on Form S-3 or such other form as may be available to fonix for this purpose. Such registration statement will be filed with the Commission within 90 days after the Warrants become exercisable.

                        GENERAL TERMS AND CONDITIONS

     1. Definitive Agreement. The transactions described above will be subject to the negotiation and execution of the Definitive Agreement with terms satisfactory to fonix, fonix Acquisition, Synergetics and Hansen. The Definitive Agreement will contain representations, warranties and covenants, conditions, and indemnification and set-off provisions customary in transactions of this size and type, subject to the agreement of all parties.

     2. Due Diligence. fonix shall have the right to do customary due dilligence and Synergetics will cause its officers and employees to cooperate in such due dilligence.

     3. Nondisclosure. Except as required by applicable securities laws, rules and regulations, no press release or other announcement concerning the proposed acquisition will be issued except by mutual consent of fonix and Synergetics. Notwithstanding the foregoing, the parties agree that fonix will issue a press release announcing the execution of this Memorandum and describing the general scope of the proposed transaction.

     4. Conduct of Business; Interim Operations. As long as this Memorandum remains in effect, Synergetics will use its best efforts to conduct its business in a reasonable and prudent manner in accordance with past practices, to preserve its existing business organizations and relationships with its employees, customers, suppliers, and others with whom it has business relationships.

     5. Broker's Fees. Neither fonix nor Synergetics has entered into any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with the transactions described above.

     6. Expenses. Each party shall be responsible for and shall pay its own costs and expenses, including without limitation attorneys' fees and accountants' fees and expenses, in connection with the conduct of the due diligence inquiry, and negotiation, execution and delivery of this Memorandum. fonix will reimburse Synergetics its reasonable costs and expenses associated with the preparation, execution and delivery of the Definitive Agreement.

     7. Effect of This Memorandum. The parties do not intend this Memorandum to be and it is not an offer, purchase or sale of securities and, except as provided in this paragraph, it reflects only preliminary negotiations. This Memorandum sets forth the intent of the parties only, is not binding on the parties, and may not be relied on as the basis for a contract by estoppel or be the basis for a claim based on detrimental reliance or any other theory; provided that paragraphs 2, 3 and 6 and this paragraph 7 will be enforceable in accordance with their terms. With the exceptions of paragraphs 2, 3, 6 and this paragraph 7, the parties understand that no party shall be bound until the Definitive Agreement has been negotiated, executed, delivered and approved by the Board of Directors of fonix and the Board of Directors and shareholders of Synergetics.

     If this Memorandum sets forth your intent to proceed in good faith substantially in the manner outlined in this letter, please sign a copy of this Memorandum and return it to fonix.

                          Very truly yours,

                          fonix Corporation


                          By  /s/ Thomas A. Murdock
                            ---------------------------
                            Thomas A. Murdock, President



Accepted and agreed to this ____ day of March, 1997.

Synergetics, Inc.

By:  /s/ Hal Hansen
     ------------------------------
    Its: CEO



   /s/ Hal Hansen
-----------------------------------
Hal Hansen